Exhibit 3(i)

STATE OF DELAWARE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

GREEN ENDEAVORS LTD.

     GREEN ENDEAVORS, LTD., a corporation organized and existing under and by virtue of the General Corporation Law of Delaware, does hereby certify as follows:

     FIRST: That the Corporation was originally incorporated on April 25, 2002 under the name Jasper Holdings.com, Inc. pursuant to General Corporation Law.

     SECOND: That the Corporation’s Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE ONE

The name of this corporation is GREEN ENDEAVORS LTD. (the “Corporation”).

ARTICLE TWO

The name of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, County of New Castle, the name of its registered agent is Corporation Services Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR

This Corporation is authorized to issue Common Stock and Preferred Stock.

1.	Classes Stock and Authorized Shares.

The total number of shares of stock which this corporation is authorized to issue is: Five Hundred Fifteen Million (515,000,000) shares at $0.001 par value. The Corporation’s authorized shares shall be represented by two classes of shares, one common and one preferred.

2.	Common Stock.

One class shall be Voting Common Stock, such stock as previously authorized in the Corporation’s Certificate of Incorporation. The Corporation shall be authorized to issue Five Hundred Million (500,000,000) shares of Voting Common Stock.

Exhibit 3(i)

3.	Preferred Stock.

The Corporation shall be authorized to issue Fifteen Million (15,000,000) shares of Preferred Stock, with a par value of $0.001 per share. The Board of Directors shall have the authority, by resolution or resolutions, to divide the preferred stock into series, to establish and fix the distinguishing designation of each such series and the number of shares thereof (which number, by like action of the Board of Directors from time to time thereafter may be increased, except when otherwise provided by the Board of Directors in creating such series, or may be decreased, but not below the number of shares thereof then outstanding) and, within the limitations of applicable law of the State of Delaware or as otherwise set forth in this article, to fix and determine the relative rights and preferences of the shares of each series so established prior to the issuance, thereof.

One class of Preferred shall be designated Supervoting Preferred Stock. Each one (1) share of Supervoting Preferred Stock shall be entitled to ten (10) votes in any vote of the shareholders of the Corporation and each share of Supervoting Preferred Stock shall be convertible into ten (10) shares of common stock of the Corporation. Conversion shall be allowed upon written notice of an intent to convert given by the holder of the preferred stock to the Corporation and shall be carried out within seven (7) days by the Corporation. Additional designations and rights may be established and fixed by the Board of Directors. The Supervoting Preferred Stock shall be secondary to the Voting Common Stock with respect to dividends and liquidation preference. The Corporation shall be authorized to issue Ten Million (10,000,000) shares of Supervoting Preferred Stock. A second class of Preferred shall be designated as Class B Preferred Stock, the Corporation shall be authorized to issue Two Million (2,000,000) shares of Class B Preferred Stock and the Board of Directors shall be authorized to fix and determine the relative rights and preferences of the shares of Class B Preferred.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at a meeting of shareholders and before voting begins or unless the Bylaws of the Corporation shall so provide.

ARTICLE SEVEN

The number of Directors which constitute the whole Board of Directors of the Corporation and the manner of their election shall be designated in the Bylaws of the Corporation.

ARTICLE EIGHT

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

Exhibit 3(i)

ARTICLE NINE

(a)

To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of a director: (i) For any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omission not in good faith or which involve material misconduct or a knowing violation of law; (iii) under the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

(b)	The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact the he, his testator or intestate is or was a director, officer, employee or agent of the Corporation, or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.
(c)	Neither any amendment nor repeal of this Article Nine, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article Nine, shall eliminate or reduce the effect of this Article Nine, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Nine, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE TEN

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may by kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE ELEVEN

Vacancies created by newly created directorships, created in accordance with the Bylaws of this Corporation, may be filled by the vote of a majority, although less than a quorum, of the directors then in office, or by a sole remaining director.

ARTICLE TWELVE

Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE THIRTEEN

The Corporation reserves the right to amend, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Exhibit 3(i)

ARTICLE FOURTEEN

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE FIFTEEN

     The foregoing amendment and restatement of the Certificate of Incorporation has been duly adopted by resolutions adopted by the Board of Directors of the Corporation in accordance with provisions of Section 242 of the General Corporation Law of Delaware.

     The foregoing amendment and restatement of the Certificate of Incorporation has been duly adopted by the written consent of the holders of a majority of the outstanding Common Stock in accordance with the provisions of Section 228 of the General Corporation Law of Delaware.

     The foregoing amendment and restatement of the Certificate of Incorporation has been duly adopted in accordance with Section 245 of the General Corporation Law of Delaware.

     IN WITENSS WHEREOF, GREEN ENDEAVORS LTD. has caused this certificate to be executed by Richard Surber, its President and Secretary, this 19th day of December, 2007.

Green Endeavors Ltd.
A Delaware corporation

By: /s/ Richard Surber .

Richard Surber, President & Secretary